                                                                      EXHIBIT 12

                              BGF INDUSTRIES, INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in thousands)

                                                               Fiscal Year Ended
                     -----------------------------------------------------------------------------------------------------
                     December 31, December 31, December 31, December 31, December 31, December 31,  March 31,   March 31,
                         1994         1995         1996         1997         1998         1998        1999        1999
                     ------------ ------------ ------------ ------------ ------------ ------------ ----------- -----------
                                                                            Actual    As Adjusted    Actual    As Adjusted
                                                                         ------------ ------------ ----------- -----------
                                                                                      (unaudited)  (unaudited) (unaudited)
Earnings:
 Pretax income(a)..    $11,865      $19,677      $40,026      $35,382      $25,171      $13,926      $  575      $  508
 Add:
  Fixed charges....      4,627        3,392        2,430        2,619        4,937       16,182       3,958       4,025
  Capitalized
   interest........        --          (100)        (206)         (32)        (127)        (127)        --          --
                       -------      -------      -------      -------      -------      -------      ------      ------
                       $16,492      $22,969      $42,250      $37,969      $29,981      $29,981      $4,533      $4,533
                       =======      =======      =======      =======      =======      =======      ======      ======
Fixed Charges:
 Interest
  expense(b).......      4,311        2,979        1,993        2,355        4,517       15,762       3,890       3,957
 Capitalized
  interest.........        --           100          206           32          127          127         --          --
 Portion of rents
  representative of
  interest factor..        316          313          231          232          293          293          68          68
                       -------      -------      -------      -------      -------      -------      ------      ------
                       $ 4,627      $ 3,392      $ 2,430      $ 2,619      $ 4,937      $16,182      $3,958      $4,025
                       -------      -------      -------      -------      -------      -------      ------      ------
Ratio of earnings
 to fixed charges..        3.6          6.8         17.4         14.5          6.1          1.9         1.1x        1.1x

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(a) Income before taxes, cumulative effect of change in accounting principle and extraordinary loss.
(b) Includes amortization of debt issuance costs and original issue discount and excludes capitalized interest.